Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K
Amendment No. 2

Current Report
Pursuant To Section 13 or 15(d) Of
The Securities Exchange Act of 1934

Date of Report:  October 17, 2007

RICK'S CABARET INTERNATIONAL, INC.
(Exact  Name  of  Registrant  As  Specified  in  Its  Charter)

Texas	0-26958	76-0037324
(State Or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

10959 Cutten Road
Houston, Texas 77066
(Address Of Principal Executive Offices, Including Zip Code)

(281) 397-6730
(Issuer’s  Telephone  Number,  Including  Area  Code)

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

As previously disclosed in our Form 8-K’s filed on October 18, 2008 and January 29, 2008, on October 17, 2007, we entered into a Purchase Agreement (the “Purchase Agreement”) pursuant to the terms of which our wholly owned subsidiary, RCI Entertainment (Philadelphia), Inc. (the “Purchaser”), would acquire from Vincent Piazza (“Seller”) 51% of the issued and outstanding shares of common stock of The End Zone, Inc., a Pennsylvania corporation (the “Company”) which owns and operates “Crazy Horse Too Cabaret” (the “Club“) located at 2908 South Columbus Blvd., Philadelphia, Pennsylvania  19148 (the “Real Property”).  As part of the transaction, our wholly owned subsidiary, RCI Holdings, Inc. (“RCI Holdings”) would acquire from Seller or the Piazza Family Limited Partnership (the “Partnership Seller”) 51% of the issued and outstanding partnership interest (the “Partnership Interests”) in TEZ Real Estate, LP, a Pennsylvania limited partnership (the “Partnership”) and 51% of the issued and outstanding membership interest (the “Membership Interests”) in TEZ Management, LLC, a Pennsylvania limited liability company, which is the general partner of the Partnership (the “General Partner”).  The Partnership owns the Real Property where the Club is located.  We subsequently executed an Agreement to Amend the Purchase Agreement for the sole purpose of extending the closing date.

On January 29, 2008, we entered into a Second Amendment to Purchase Agreement (the “Amended and Restated Purchase Agreement”) pursuant to which we will acquire 100% (rather than 51%) of the issued and outstanding shares of the Company (the “TEZ Shares”).  As previously disclosed, RCI Holdings will acquire 51% of the Partnership Interests and 51% of the Membership Interests of the entities that own the Real Property where the Club is located.

On March 17, 2008, we received notice that the Pennsylvania Liquor Control Board approved the transfer of the liquor license on March 14, 2008.  We entered into a Third Amendment to Purchase Agreement solely for the purpose of extending the Closing Date until March 28, 2008.  A copy of the Third Amendment to Purchase Agreement is attached hereto as Exhibit 10.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit Number	Description

10.1	Third Amendment to Purchase Agreement
99.1	Press release dated March 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K/A to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

	By:	/s/ Eric Langan
Date: March 18, 2008		Eric Langan
President and Chief Executive Officer